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Exhibit 4.1

LOCK-UP AGREEMENT

                                 , 2004

VitaCube Systems Holdings, Inc.
480 S. Holly St.
Denver, CO 80246
Attention: Board of Directors

MDB Capital Group, LLC
401 Wilshire Blvd.
Santa Monica, CA 90401

Ladies and Gentlemen:

        In connection with a private offering of common stock and/or other equity and equity-based securities ("Offering") of VitaCube Systems Holdings, Inc., ("Corporation"), to induce MDB Capital Group, LLC ("MDB") to act as agent to locate certain "accredited" or otherwise sophisticated investors ("Investors") and to induce those Investors to purchase common stock of the Corporation and MDB to accept a warrant to purchase common stock of the Corporation as its consideration in connection with the Offering, the undersigned, either a director, officer or 5% or greater stockholder of the Corporation, agrees to neither directly nor indirectly:

  (1)
  sell or offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of (all being referred to as a "Transfer") any legal or beneficial interest in any shares of common stock, $.001 par value, of the Corporation ("Common Stock"), in any securities convertible into or exercisable or exchangeable for shares of Common Stock, or in any warrants, options, or other rights to purchase, subscribe for, or otherwise acquire any shares of Common Stock (including, without limitation, any such shares, securities or rights that may be deemed to be beneficially owned by the undersigned in accordance with the Rules and Regulations of the Securities and Exchange Commission ("Commission")) (collectively, the "Restricted Securities") whenever and howsoever owned or acquired, or

  (2)
  enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Restricted Securities (to avoid confusion, including the Common Stock), whether such swap transaction is to be settled by delivery of any Restricted Securities (to avoid confusion, including the Common Stock) or other securities of any person, in cash or otherwise, for the period commencing the date of this letter and ending on the 90th day after the effective date of the registration statement or registration statements, which includes and registers for re-offer and re-sale the shares of Common Stock that may be acquired by the Investors in the Offering and the shares of common stock underlying the warrant for 2,000,000 shares of common stock to be acquired by MDB in connection with the Offering.

        The lock-up provisions of this agreement shall terminate one year from the closing of the offering.

        Notwithstanding the foregoing, the undersigned may Transfer any or all of the Restricted Securities, either during the undersigned's lifetime or on the undersigned's death, by gift, will or intestate succession, to the undersigned's "family member" or to trusts, family limited partnerships and similar entities for the benefit of the undersigned or the undersigned's "family members"; provided, however, that in each and any such event it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provision of this letter agreement, and there shall be no further Transfer of the Restricted Securities except in accordance with this letter agreement. For purposes of this paragraph, "family member" shall mean spouse, lineal descendants, stepchildren, father, mother, brother or sister of the transferor or of the transferor's spouse.

        The undersigned has submitted any certificates representing the Restricted Securities to the Corporation so that it may apply the appropriate legend thereto to reflect the existence and general terms of this letter agreement.

        This letter agreement will be legally binding on the undersigned and on the undersigned's heirs, successors, executors, administrators, conservators and permitted assigns, executed as an instrument governed by the laws of the State of California.

        To avoid any confusion, MDB is a beneficiary of this agreement and any modification of this agreement must be approved in writing by MDB. The undersigned understands and agrees that the Investors will appoint MDB with the right to modify this letter agreement in their sole discretion for itself and on their behalf.

Very truly yours,
Director, Officer or Shareholder signature
Print Name
Address

        For information purposes only, and not amending the scope of this Lock-Up Agreement, please indicate below the number of shares currently owned, directly or beneficially, and subject to other securities, including options, warrants, and convertible securities which are included in the Restricted Securities.

Number

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LOCK-UP AGREEMENT